Exhibit 3.2

State of Delaware

Certificate of Correction

of a Limited Liability Company

to be filed pursuant to Section 18-211(a)

1.	The name of the Limited Liability Company is: Cheniere Corpus Christi Holdings, LLC.

2.	That a Certificate of Formation was filed by the Secretary of State of Delaware on September 11, 2014, and that said Certificate requires correction as permitted by Section 18-211 of the Limited Liability Company Act.

3.	The inaccuracy or defect of said Certificate is: A clerical error was made in Article Two. Several words were omitted.

4.	The Certificate is hereby corrected to read as follows:

“ARTICLE TWO

The address of the initial registered office of the Company in the State of Delaware is c/o 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, and the name of its registered agent for service of process at such address required to be maintained by Section 18-104 of the Act in the state is Corporation Service Company.”

IN WITNESS WHEREOF, the undersigned have executed this Certificate on this the 25th day of March, A.D. 2015.

By:	/s/ Cara E. Carlson
Authorized Person
Name: Cara E. Carlson